Exhibit 99.2
PRESS RELEASE

Ocera Announces Complete Plasma Data from Pilot Phase 1 Study for Orally-Available OCR-002 in Development for the Prevention of Chronic Hepatic Encephalopathy

Study demonstrated a robust, extended-release profile for all OCR-002 prototype extended-release formulations evaluated

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., January 8, 2016 – Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced further details from its Phase 1 study of oral formulations of OCR-002, ornithine phenylacetate, in healthy subjects. The Company plans to conduct additional Phase 1 testing after further formulation optimization.

“We are pleased to report more details of the plasma pharmacokinetic profile data from this study, which demonstrated a very favorable release profile for all of our prototype extended release formulations of OCR-002,” said Linda Grais, M.D., President and Chief Executive Officer of Ocera. “We are focused on developing an oral formulation of OCR-002 that is safe, well tolerated and effective with twice-daily dosing. We believe a product designed with these characteristics will play an important role in managing patients with advanced cirrhosis and preventing acute episodes of hepatic encephalopathy, which in 2013 contributed to over 180,000 hospitalizations in the U.S.”

As Ocera reported in November 2015, the top-line results of the open-label, single-dose, five-treatment, five-period crossover study demonstrated a robust, extended-release profile for all three pilot OCR-002 formulations. These pilot formulations were evaluated on their ability to provide extended release of phenylacetate (PAA), a potent ammonia scavenger, and on the formation of phenylacetylglutamine (PAGN), the end-product responsible for clearing ammonia. Levels of plasma PAA and PAGN exceeded those achieved with the ammonia-lowering agent, glycerol phenylbutyrate (RAVICTI®1), a pre-pro-drug of phenylacetate. RAVICTI® is an ammonia scavenger approved for patients with urea cycle disorders, and while not approved for hepatic encephalopathy, was found in clinical studies at a dose of 6mL twice daily to be safe and effective in lowering the incidence of hepatic encephalopathy events.2

The mean maximum concentration (Cmax) of plasma PAA from the three pilot OCR-002 extended-release formulations ranged from approximately 50 to 90μg/mL occurring at various time points over 4 to 9 hours after dosing. For comparison, RAVICTI® produced a mean plasma PAA Cmax of approximately 10μg/mL at 4 to 6 hours after dosing. The plasma PAA data after a single oral dose of 6mL RAVICTI® are consistent with published data in healthy subjects.3,4 In addition, PAA exposure with the extended-release formulations of OCR-002 showed lower inter-subject variability than RAVICTI®.

Plasma profiles of PAGN, the end-product of ammonia scavenging, also demonstrated a similar pattern as the PAA profiles. The mean Cmax of plasma PAGN from the pilot extended-release formulations of OCR-002 ranged from approximately 30 to 45μg/mL occurring at various time points over 4 to 10 hours after dosing. For comparison, RAVICTI® produced a mean plasma PAGN Cmax of about 20 to 25μg/mL at approximately 5 hours. These data are also consistent with the published data in healthy subjects.3,4

The graphs below illustrate the mean plasma profiles of PAA and PAGN, respectively, from this Phase 1 study, where formulations A, B and C were the three prototype extended-release oral formulations of OCR-002. Formulations A, B, C and RAVICTI® all contained approximately 5g of PAA and the immediate release formulation of OCR-002 contained approximately 2.5g of PAA.

About Hepatic Encephalopathy
Hepatic encephalopathy, or HE, is a debilitating and progressive complication of liver cirrhosis or liver failure, marked by mental changes including confusion, impaired motor skills, disorientation, and in its more severe form, stupor, coma and even death.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy (HE) in patients with acute liver failure and acute-on-chronic liver disease.

Ocera’s HE clinical development program also includes an ongoing Phase 2b clinical trial, STOP-HE, which is evaluating the safety and efficacy of intravenously-administered OCR-002 in resolving neurocognitive symptoms of acute HE in hospitalized patients with elevated ammonia. The Company expects to complete enrollment in the STOP-HE trial in the second half of 2016. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy, the timing of clinical and enrollment milestones, and the anticipated next steps for oral OCR-002. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

1 RAVICTI® is a registered trademark of Horizon Pharma plc.
2 Rockey, D.C. et al. (2014) Randomized, Double-Blind, Controlled Study of Glycerol Phenylbutyrate in Hepatic Encephalopathy. Hepatology 2014;59:1073-1083
3 McGuire, M. et al. (2010) Pharmacology and Safety of Glycerol Phenylbutyrate in Healthy Adults and Adults with Cirrhosis. Hepatology 2010;51:2077-2085
4 FDA website NDA 203-284 Clinical Pharmacology review documents

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Contact:
Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109